Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of ISTA Pharmaceuticals, Inc. for the registration of 12,500,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 3, 2008, with respect to the consolidated financial statements of ISTA Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of ISTA Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG, LLP

Orange County, California

October 20, 2008